SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                        Commission File Number 000-22785

(Check  one)

[X] Form  10-K  and  Form  10-KSB    [  ]  Form  11-K    [  ]  Form  20-F
[ ] Form  10-Q  and  Form  10-QSB    [  ]  Form  N-SAR

For  period  ended:  DECEMBER  31,  2003
_______________________________________________________________________________
[  ]  Transition  Report  on  Form  10-K  and  Form  10-KSB
[  ]  Transition  Report  on  Form  20-F
[  ]  Transition  Report  on  Form  11-K
[  ]  Transition  Report  on  Form  10-Q  and  Form  10-QSB
[  ]  Transition  Report  on  Form  N-SAR

For  the  transition  period  ended
_______________________________________________________________________________

Read  Attached  Instruction  Sheet  Before Preparing Form. Please Print or Type.

     Nothing on this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:
_______________________________________________________________________________

                                     PART I
                             REGISTRANT INFORMATION

Full  name  of  registrant          AMERICAN  WATER  STAR,  INC.

Former  name  if  applicable

Address  of  principal  executive  office
(Street  and  number)                      4560  S.  DECATUR,  SUITE  301
City,  state  and  zip  code               LAS  VEGAS,  NV  89103
________________________________________________________________________


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                                     PART II
                             RULE 12b-25(b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     (b) The subject annual report, semi-annual report, transition report on Form 10-K, 10-KSB, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly by report or transition report on Form 10-Q, 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

     State below in reasonable detail the reasons why Form 10-K, 10-KSB, 11-K, 20-F, 10-Q, 10-QSB, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

     The Annual Report on Form 10-KSB for the period ended December 31, 2003, could not be filed within the prescribed period because we require additional time to prepare our financial statements as our auditors of record for the year ended December 31, 2003 are different than our auditors of record for our previous fiscal year. This change of auditors has resulted in additional time being required to prepare the current financial statements and the related Item 6 disclosure of Management's Discussion and Analysis or Plan of Operation.

     (1) Name and telephone number of person to contact in regard to this notification.

     ROGER  MOHLMAN               (702)          740-7036
--------------------------------------------------------------------------------
     (Name)                    (Area  Code)   (Telephone  Number)

     (2) Have all other periodic reports required under Section 13 or 15(d) or the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                             [X] Yes          [ ] No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                             [ ] Yes          [X] No


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     If  so:  attach  an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                            AMERICAN WATER STAR, INC.
                  (Name of Registrant as Specified in Charter)

     Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  MARCH  29,  2004                By:  /S/  ROGER  MOHLMAN
                                            --------------------
                                            Roger  Mohlman
                                            Chief  Executive  Officer,  and
                                            Chief  Financial  Officer

     Instruction. The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION

     Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).







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